UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 30, 2015

RESTORATION HARDWARE HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35720	45-3052669
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15 Koch Road, Suite K, Corte Madera, California	94925
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (415) 924-1005

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Issuance of Additional Notes

On July 2, 2015, the Company issued an additional $50 million of 0% convertible senior notes due 2020 (the “Notes”) to Merrill Lynch, Pierce, Fenner & Smith Incorporated and Goldman, Sachs & Co. (the “Initial Purchasers”) for resale in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The issuance was pursuant to the Initial Purchasers’ exercise of their entire over-allotment option granted in the original offering of $250 million of Notes. The newly issued Notes have the identical terms as the original $250 million of Notes and are governed by the same Indenture and guarantee as described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on June 24, 2015.

Additional Convertible Note Hedge and Warrant Transactions

On June 30, 2015, in connection with the exercise of the over-allotment option described above, the Company entered into additional convertible note hedge transactions with respect to its common stock (the “Purchased Options”), as well as additional warrant transactions (the “Warrants”), each on the same terms and with the same counterparties as the transactions previously entered into in connection with the original offering of the Notes. The form of the confirmations relating to the Purchased Options and Warrants were attached as Exhibits 10.1 and 10.2, respectively, to the Company’s previous Current Report on Form 8-K filed with the SEC on June 24, 2015 and are each incorporated herein by reference.

The Company paid an aggregate amount of approximately $11.4 million for the Purchased Options. The Purchased Options cover, subject to anti-dilution adjustments that are intended to be substantially identical to those in the Notes, 846,560 shares of the Company’s common stock at a strike price that corresponds to the initial conversion price of the Notes, also subject to adjustment, and are exercisable upon conversion of the Notes. The Purchased Options are intended to reduce the potential dilution impact resulting upon conversion of the Notes in the event that the market value per share of the Company’s common stock, as measured under the Notes, at the time of exercise is greater than the conversion price of the Notes.

The Purchased Options are separate transactions, entered into by the Company with the counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Purchased Options.

The Warrants are initially exercisable for 846,560 shares of the Company’s common stock at a strike price of $189.00 per share, also subject to adjustment. The Company received aggregate proceeds of approximately $5.1 million from the sale of the Warrants. If the market value per share of the Company’s common stock, as measured under the Warrants, exceeds the strike price of the Warrants, the Warrants will have a dilutive effect on the Company’s earnings per share.

The Warrants were sold in private placements to the counterparties pursuant to the exemptions from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. The Warrants are separate transactions, entered into by the Company with the counterparties, and are not part of the terms of the Notes. Holders of the Notes will not have any rights with respect to the Warrants.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02. This Current Report on Form 8-K does not constitute an offer to sell, or a solicitation of an offer to buy, any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering would be unlawful.

Item 7.01.	Regulation FD Disclosure.

On July 2, 2015, the Company issued a press release regarding the closing of the additional Notes issuance pursuant to the exercise of the over-allotment option. The full text of the press release is furnished hereto as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

99.1	Press release issued on July 2, 2015 by Restoration Hardware Holdings, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESTORATION HARDWARE HOLDINGS, INC.

Dated: July 2, 2015	By:	/s/ Karen Boone
Karen Boone
Chief Financial and Administrative Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued on July 2, 2015 by Restoration Hardware Holdings, Inc.